EXHIBIT 3.2
Execution Version

FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF
BOARDWALK PIPELINE PARTNERS, LP

This Fourth Amended and Restated Agreement of Limited Partnership (this “Agreement of Limited Partnership”) of Boardwalk Pipeline Partners, LP (the “Partnership”), dated as of July 19, 2018 (the “Effective Date”), is entered into by and between Boardwalk GP, LP, a Delaware limited partnership, as the general partner and a limited partner (the “General Partner”), and Boardwalk Pipelines Holding Corp., a Delaware corporation, as a limited partner (“BPHC” and, together with the General Partner, the “Partners”).

WHEREAS, the General Partner and the other parties thereto entered into that certain First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of November 15, 2005 (the “2005 Agreement”);

WHEREAS, the General Partner amended and restated the 2005 Agreement on September 19, 2006 (the
“2006 Agreement”);

WHEREAS, the General Partner amended and restated the 2006 Agreement on June 17, 2008 (the
“2008 Agreement”);

WHEREAS, the General Partner amended the 2008 Agreement on October 31, 2011 (“Amendment No. 1”), on October 25, 2012 (“Amendment No. 2”), on October 7, 2013 (“Amendment No. 3”), and on December 5, 2017 (“Amendment No. 4”);

WHEREAS, the Partners deem it in the best interest of the Partnership to amend the 2008 Agreement, as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3 and Amendment No. 4;

WHEREAS, in connection with this amendment and restatement, the Partners have agreed that (i) all of the Partnership Interests (as defined in the 2008 Agreement, as amended), including the Common Units and the Incentive Distribution Rights (each as defined in 2008 Agreement, as amended) are converted into general and limited partner interests that are not represented by units, (ii) in connection with such conversion, the Gross Asset Values (as defined herein) of the Partnership’s assets will be adjusted to equal their fair market values and the Capital Accounts (as defined herein) of the Partners will be adjusted to reflect the allocation of any unrealized gain or unrealized loss associated with the Gross Asset Value adjustments, and (iii) each Partner’s interest in the Partnership will be represented by the Percentage Interest set forth in Section 5, which Percentage Interest will reflect the Capital Account balances of the Partners as so adjusted; and

WHEREAS, capitalized terms not otherwise defined in this Agreement of Limited Partnership shall have the meaning set forth in Appendix A.

NOW, THEREFORE, the General Partner does hereby amend and restate the 2008 Agreement, as amended, to provide, in its entirety, as follows:

1.    Formation. The General Partner and the limited partners formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) and hereby amend and restate the Agreement of Limited Partnership of Boardwalk Pipeline Partners, LP, as amended prior to the date hereof, in its entirety. This amendment and restatement shall become effective on the Effective Date. Except as expressly provided to the contrary in this Agreement of Limited Partnership, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.

2.    Name. The name of the Partnership shall be “Boardwalk Pipeline Partners, LP”. The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall promptly notify the limited partners of such change.

3.    Purpose. The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Delaware Act and engaging in any and all activities necessary or incidental to the foregoing.

4.    Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808-1645, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Corporation Service Company. The principal office of the Partnership shall be located at 9 Greenway Plaza, Suite 2800, Houston, Texas 77046 or such other place as the General Partner may from time to time designate by notice to the limited partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner shall determine necessary or appropriate. The address of the General Partner shall be 9 Greenway Plaza, Suite 2800, Houston, Texas 77046 or such other place as the General Partner may from time to time designate by notice to the limited partners.

5.    Partners. The names of the Partners and their respective percentage interests in the Partnership (“Percentage Interests”) are as follows:

Name and Address	Percentage Interest
Boardwalk GP, LP 9 Greenway Plaza, Suite 2800 Houston, Texas 77046	50.8286%
Boardwalk Pipelines Holding Corp. 9 Greenway Plaza, Suite 2800 Houston, Texas 77046	49.1714%

The Percentage Interests set forth above are in proportion to the relative Capital Accounts of the Partners as of the Effective Date. The Percentage Interests shall be adjusted at such times as the Gross Asset Values of the Partnership’s assets are adjusted pursuant to subparagraphs (ii) or (iii) of the definition of “Gross Asset Value” set forth in Appendix A and shall be in proportion to the relative Capital Accounts of the Partners after accounting for such adjustment.

6.    Powers. The Partnership shall be managed by the General Partner, and the powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Delaware. Notwithstanding any other provisions of this Agreement of Limited Partnership, the General Partner is authorized to execute and deliver any document on behalf of the Partnership without any vote or consent of any other Partner.

7.    Dissolution.

(a)    The Partnership shall dissolve, and its affairs shall be wound up if (i) all of the Partners approve in writing, (ii) an event of withdrawal of a general partner has occurred under the Delaware Act unless there is a remaining general partner who is hereby authorized to, and does, carry on the business of the Partnership without dissolution or the business of the Partnership is continued in accordance with the Act, (iii) there are no limited partners of the Partnership unless the business of the Partnership is continued in accordance with the Delaware Act, or (iv) an entry of a decree of judicial dissolution has occurred under §17-802 of the Delaware Act.

(b)    In the event of dissolution, the Partnership shall conduct only such activities as are necessary to wind up the Partnership’s affairs (including the sale of its assets in an orderly manner), and the assets of the Partnership shall be applied as follows: (i) first, to satisfy all of the debts, liabilities and obligations of the Partnership; and (ii) thereafter, to the Partners in accordance with their positive Capital Accounts, after giving effect to all contributions, distributions, and allocations for all prior periods.

(c)    In the event the Partnership is “liquidated” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)), (i) distributions shall be pursuant to Section 7(b) to the Partners who have positive Capital Accounts in compliance with Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(2) and (ii) if the General Partner’s Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all Allocation Periods, including the Allocation Period during which the liquidation occurs), the General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(3). If BPHC has a deficit balance in its Capital Account (after giving effect to all contributions, distributions, and allocations for all Allocation Periods, including the Allocation Period during which the liquidation occurs), BPHC will have no obligation to make any contribution to the capital of the Partnership with respect to the deficit, and the deficit will not be considered a debt owed to the Partnership or any other Person for any purposes whatsoever.

8.    Capital Contributions. In connection with the formation of the Partnership under the Delaware Act, the Partners (or their predecessors in interests) made contributions to the capital of the Partnership, as reflected in the Partnership’s books and records.

9.    Additional Contributions. No Partner is required to make any additional capital contribution to the Partnership.

10.    Capital Accounts. The General Partner shall maintain a Capital Account for each Partner in accordance with the definition of “Capital Account” in Appendix A.

11.    Allocation of Profits and Losses.

(a)    Profits. After giving effect to the special allocations set forth in Sections 11(c) and 11(d), Profits for any Allocation Period will be allocated (i) first, to reverse, on a cumulative basis, Losses allocated to the General Partner pursuant to Section 11(b)(ii) and (ii) thereafter, to the Partners in accordance with their respective Percentage Interests.

(b)    Losses.

(i)    After giving effect to the special allocations set forth in Sections 11(c) and 11(d), and subject to the limitation in Section 11(b)(ii) below, Losses for any Allocation Period will be allocated to the Partners in accordance with their respective Percentage Interests.

(ii)    The Losses allocated pursuant to Section 11(b)(i) may not exceed the maximum amount of Losses that can be so allocated without causing any Partner to have an Adjusted Capital Account Deficit at the end of any Allocation Period. All Losses in excess of the limitation set forth in this Section 11(b)(ii) will be allocated to the General Partner.

(c)    Special Allocations. The following special allocations will be made in the following order and priority:

(i)    Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Section 11, if there is a net decrease in Minimum Gain during any Allocation Period, each Partner will be specially allocated items of Partnership income and gain for the Allocation Period (and, if necessary, subsequent Allocation Period) in an amount equal to the Partner’s share of the net decrease in Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated will be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 11(c)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and will be interpreted consistently therewith.

(ii)    Partner Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Section 11, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Allocation Period, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to the Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), will be specially allocated items of Partnership income and gain for the Allocation Period (and, if necessary, subsequent Allocation Periods) in an amount equal to the Partner’s share of the net decrease in Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence will be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated will be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 11(c)(ii) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and will be interpreted consistently therewith.

(iii)    Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain will be specially allocated to the Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Partner as quickly as possible, provided that an allocation pursuant to this Section 11(c)(iii) will be made only if and to the extent that the Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 11 have been tentatively made as if this Section 11(c)(iii) were not in the Agreement of Limited Partnership.

(iv)    Gross Income Allocation. In the event a Partner has an Adjusted Capital Account Deficit at the end of any Allocation Period, the Partner will be specially allocated items of Partnership income and gain in the amount of such Adjusted Capital Account Deficit as quickly as possible; provided that an allocation pursuant to this Section 11(c)(iv), will be made only if and to the extent that the Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article have been made as if Section 11(c)(iii) and this Section 11(c)(iv) were not in the Agreement of Limited Partnership.

(v)    Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Period will be allocated to the Partners in proportion to their respective Percentage Interests.

(vi)    Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Allocation Period will be allocated to the Partner who bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which the Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

(vii)    Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset, pursuant to Code Section 734(b) (including pursuant to Treasury Regulations Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of such Partner’s interest in the Partnership, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(d)    Curative Allocations. The allocations set forth in Section 11(c) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the

Partners that, to the extent possible, all Regulatory Allocations will be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 11(d). Therefore, notwithstanding any other provision of this Section 11 (other than the Regulatory Allocations), but subject to the Code and the Treasury Regulations, the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance the Partner would have had if the Regulatory Allocations were not part of this Agreement of Limited Partnership. In making such determination, the General Partner shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

(e)    Other Allocation Provisions.

(i)    Profits, Losses, and any other items of income, gain, loss, or deduction will be allocated to the Partners pursuant to this Section 11 as of the last day of each fiscal year of the Partnership; provided that Profits, Losses, and the other items will also be allocated at any time the Gross Asset Values of the Company’s assets are adjusted pursuant to subparagraph (ii) of the definition of “Gross Asset Value” in Appendix A.

(ii)    For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and the other items will be determined by the General Partner using any method permitted under Code Section 706 and the Treasury Regulations thereunder.

(f)    Allocations for Tax Purposes.

(i)    Except as provided in Section 11(f)(ii), each item of income, gain, loss, and deduction of the Partnership for federal income tax purposes shall be allocated among the Partners in the same manner as such items are allocated for book purposes under Sections 11(a), (b), (c), and (d).

(ii)    In accordance with Code Section 704(c) and the applicable Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its Gross Asset Value at the time of its contribution to the Partnership. If the Gross Asset Value of any Partnership property is adjusted in accordance with clause (ii) or clause (iv) of the definition of Gross Asset Value, then subsequent allocations of income, gain, loss and deduction shall take into account any variation between the adjusted basis of such property for federal income tax purposes and its Gross Asset Value as provided in Code Section 704(c) and the related Treasury Regulations. For purposes of such allocations, the Partnership will elect the remedial allocation method described in Treasury Regulations Section 1.704-3(d).

(iii)    Any elections or other decisions relating to the allocations set forth in this Section 11(f) will be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement of Limited Partnership. Allocations pursuant to this Section 11(f) are solely for purposes of federal, state, and local taxes and will not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement of Limited Partnership.

12.    Distributions. Distributions shall be made to the Partners at the times and in the aggregate amounts determined by the General Partner. Such distributions shall be allocated among the Partners in proportion to their respective Percentage Interests. Notwithstanding any other provision of this Agreement of Limited Partnership, neither the Partnership, nor the General Partner on behalf of the Partnership, shall be required to make a distribution to a Partner on account of its interest in the Partnership if such distribution would violate the Delaware Act or other applicable law.

13.    Tax Matters Partner; Partnership Representative.

(a)    The General Partner (or its designee) is designated as the Tax Matters Partner (as defined in Code Section 6231(a)(7) as in effect prior to the enactment of the Bipartisan Budget Act of 2015), and the Partnership Representative (as defined in Code Section 6223 following the enactment of the Bipartisan Budget Act of 2015 or under any applicable state or local law providing for an analogous capacity), and is authorized to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. In its capacity as Partnership Representative, the General Partner shall exercise any and all authority of the Partnership Representative, including, without limitation, (i) binding the Partnership and its partners with respect to tax matters and (ii) determining whether to make any available election under Code Section 6221(b) or Code Section 6226 or an analogous election under state or local law, which election permits the Partnership to pass any partnership adjustment through to the Persons who were partners of the Partnership in the year to which the adjustment relates and irrespective of whether such Persons are partners of the Partnership at the time such election is made. Each partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably requested by the General Partner in its capacity as the Tax Matters Partner or Partnership Representative. For partners that are not tax-exempt entities (as defined in Code Section 168(h)(2)) and subject to the General Partner’s discretion to seek modifications of an imputed underpayment, this cooperation includes (i) filing amended federal, state or local tax returns, paying any additional tax (including interest, penalties and other additions to tax), and providing the General Partner with an affidavit swearing to relevant facts (all within the requisite time periods), and (ii) providing any other information requested by the General Partner in order to seek modifications of an imputed underpayment. For partners that are tax-exempt entities (as defined in Code Section 168(h)(2)) and subject to the General Partner’s discretion to seek modifications of an imputed underpayment, this cooperation includes providing the General Partner with information necessary to establish any such partner’s tax-exempt status. This agreement to cooperate applies irrespective of whether such Persons are partners of the Partnership at the time of the requested cooperation. References to “partners” in this Section 13(a) includes persons who were partners prior to the effective date of this Agreement of Limited
Partnership.

(b)    Each Partner agrees that notice of or updates regarding tax controversies shall be deemed conclusively to have been given or made by the General Partner if the Partnership has either (i) filed the information for which notice is required with the Securities and Exchange Commission via its Electronic Data Gathering, Analysis and Retrieval system and such information is publicly available on such system or (ii) made the information for which notice is required available on any publicly available website maintained by the Partnership, whether or not such Partner remains a Partner in the Partnership at the time such information is made publicly available. Notwithstanding anything herein to the contrary, nothing in this provision shall obligate the Partnership Representative to provide notice to the Partners other than as required by the Code.

(c)    The General Partner may amend the provisions of this Agreement as it determines appropriate to satisfy any requirements, conditions, or guidelines set forth in any amendment to the provisions of Subchapter C of Chapter 63 of Subtitle F of the Code, any analogous provisions of the laws of any state or locality, or the promulgation of regulations or publication of other administrative guidance thereunder.

14.    Withholding and Other Tax Payments by the Partnership.

(a)    The General Partner may treat taxes paid by the Partnership on behalf of all or less than all of the Partners as a distribution of cash to such Partners, as a general expense of the Partnership, or as indemnifiable payments made by the Partnership on behalf of the Partners of former Partners (as provided in Section 14(c)), as determined appropriate under the circumstances by the General Partner.

(b)    Notwithstanding any other provision of this Agreement, the
General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Code Sections 1441, 1442, 1445 and 1446. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income or from a distribution to any Partner (including by reason of Code Section 1446), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 12 or Section 7(b) in the amount of such withholding from such Partner.

(c)    If the Partnership pays an imputed underpayment under Code Section 6225 and/or any analogous provision of the laws of any state or locality, the General Partner may require that some or all of the Partners of the Partnership in the year to which the underpayment relates indemnify the Partnership for their allocable share of that underpayment (including interest, penalties and other additions to tax). This indemnification obligation shall not apply to a Partner to the extent that (i) the Partnership received a modification of the imputed underpayment under Code Section 6225(c)(2) (or any analogous provision of state or local law) due to the Partner’s filing of amended tax returns and payment of any resulting tax (including interest, penalties and other additions to tax), (ii) the Partner is a tax-exempt entity (as defined in Code Section 168(h)(2)) and either the Partnership received a modification of the imputed underpayment under Code Section 6225(c)(3) (or any analogous provision of state or local law) because of such Partner’s status as a tax-exempt entity or the Partnership did not make a good faith effort to obtain a modification of the imputed underpayment due to such Partner’s status as a tax-exempt entity, or (iii) the Partnership received a modification of the imputed underpayment under Code Section 6225(c)(4)-(6) (or any analogous provision of state or local law) as a result of other information that was either provided by the Partner or otherwise available to the Partnership with respect to the Partner. This indemnification obligation imposed on Partners, including former Partners, applies irrespective of whether such Persons are Partners of the Partnership at the time the Partnership pays the imputed underpayment.

15.    Tax Returns and Elections.

(a)    The General Partner shall cause the Partnership to prepare and timely file all U.S. federal, state and local and foreign tax returns required to be filed by the Partnership. Each Partner shall furnish to the Partnership all pertinent information in its possession relating to the Partnership’s operations that is necessary to enable the Partnership’s tax returns to be timely prepared and filed. Such tax returns shall be filed using the accrual method of accounting. The Partnership shall deliver to each Partner within a reasonable time after the end of the applicable taxable year a final Schedule K-1 together with such additional information as may be required by the Partners in order to file their tax returns reflecting the Partnership’s operations. The Partnership shall bear the costs of the preparation and filing of its tax returns.

(b)    The Partnership shall make or maintain, as applicable, such elections on the appropriate forms or tax returns as are deemed by the General Partner to be advisable or necessary.

16.    Assignments.

(a)    A Partner may assign all or any part of its limited partner interest in the Partnership and may withdraw from the Partnership at any time, without the consent of any other Partner.

(b)    The General Partner may assign all or any part of its general partner interest in the Partnership and may withdraw from the Partnership without the consent of any other Partner.

17.    Admission of Additional or Substitute Partners.

(a)    One (1) or more additional or substitute limited partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner.

(b)    One (1) or more additional or substitute general partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner.

18.    Liability of Limited Partners. A limited partner shall not have any liability for the obligations or liabilities of the Partnership except to the extent required by the Delaware Act.

19.    Governing Law. This Agreement of Limited Partnership shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement of Limited Partnership as of the 19th day of July, 2018.

BOARDWALK GP, LP

By: Boardwalk GP, LLC, its general partner

By:_
Jamie L. Buskill
Vice President

BOARDWALK PIPELINES HOLDING CORP.

By:
Kenneth I. Siegel
President

APPENDIX A

DEFINED TERMS

“Adjusted Capital Account” means the Capital Account maintained for each Partner (a) increased by any amounts that the Partner is obligated to contribute or restore to the Partnership pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and (b) decreased by any amounts described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) with respect to the Partner.

“Adjusted Capital Account Deficit” means a deficit balance in the Adjusted Capital Account of a Partner.

“Allocation Period” means (i) the period beginning on the effective date of this Agreement of Limited Partnership and ending on December 31, 2018, (ii) any subsequent 12-month period commencing on January 1 and ending on December 31, and (iii) any portion of the periods described in clauses (i) and (ii) for which the Partnership is required to allocate Profits, Losses and other items of Partnership income, gain, loss or deduction under Section 11.

“Capital Account” means, with respect to any Partner, the Capital Account maintained for the Partner in accordance with the following provisions:

(i) Each Partner’s Capital Account will be increased by (A) the Partner’s Capital Contributions, (B) the Partner’s allocable share of Profits and any items in the nature of income or gain that are specially allocated pursuant to Section 11(c) or Section 11(d) hereof; and (C) the amount of any Partnership liabilities assumed by the Partner or that are secured by any property distributed to the Partner ;

(ii) Each Partner’s Capital Account will be decreased by (A) the amount of money and the Gross Asset Value of any property distributed to the Partner pursuant to any provision of this Agreement of Limited Partnership, (B) the Partner’s allocable share of Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 11(c) or Section 11(d) hereof; and (C) the amount of any liabilities of the Partner assumed by the Partnership or that are secured by any property contributed by the Partner to the Partnership;

(iii) In the event an interest in the Partnership is transferred or assigned in accordance with the terms of this Agreement of Limited Partnership, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest; and

(iv) In determining the amount of any liability for purposes of subparagraphs (i) and (ii) above, Code Section 752(c) and any other applicable provisions of the Code and Regulations will be taken into account.

The foregoing provisions and the other provisions of the Agreement of Limited Partnership relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and will be interpreted and applied in a manner consistent with those Regulations. In the event the General Partner determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Partnership or any Partners), the General Partner may make the modification, provided that it is not likely to have a material effect on the amounts distributed to any Partner upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the aggregate Capital Accounts of the Partners and the amount of capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement of Limited Partnership not to comply with Treasury Regulations Section 1.704-1(b).

“Capital Contribution” means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Partnership with respect to the interest held by the Partner.

“Code” means the Internal Revenue Code of 1986, as amended.

“Depreciation” means, for each Allocation Period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Allocation Period; provided, however, if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Period, Depreciation for such Allocation Period shall equal the amount of book basis recovered for such Allocation Period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2) and provided further, if the federal income tax depreciation, amortization or other cost recovery deduction for such Allocation Period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulations Section 1.752-2(a).

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)    The initial Gross Asset Value of any asset contributed by a Partner to the Partnership will be its fair market value as determined by the General Partner;

(ii) The Gross Asset Values of all Partnership properties will be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account on the date determined), as reasonably determined by the General Partner as of the following times: (A) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (B) the acquisition of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership; (C) the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership; (D) the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); or (E) any other event to the extent determined by the Partners to be necessary to properly reflect the Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(q); provided that any or all adjustments described in clauses (A), (B) and (C) of this paragraph shall be made only if the General Partner reasonably determines that the adjustment is necessary to reflect the relative economic interests of the Partners in the Partnership;

(iii) The Gross Asset Value of any item of Partnership property distributed to any partner will be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of the property on the date of distribution as reasonably determined by the General Partner; and

(iv) The Gross Asset Values of Partnership properties will be increased (or decreased) to reflect any adjustments to the adjusted basis of Partnership properties under Code Sections 734(b) (including pursuant to Treasury Regulations Section 1.734-2(b)(1)), but only to the extent that those adjustments are taken into account in determining Capital Accounts under Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Profits” and “Losses”; provided, however, that Gross Asset Values will not be adjusted under this subparagraph (iv) to the extent that an adjustment under subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment under this subparagraph (iv).

If the Gross Asset Value of Partnership property has been determined or adjusted under subparagraphs (i), (ii), or (iv) above, that Gross Asset Value will thereafter be adjusted by the Depreciation taken into account with respect to that Partnership property for purposes of computing Profits and Losses.

“Minimum Gain” has the meaning set forth in Treasury Regulations Section 1.704-2(d).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b).

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulations Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(i)(1).

“Percentage Interests” is defined in Section 5.

“Profits” and “Losses” mean, for each Allocation Period, an amount equal to the Partnership’s taxable income or loss for the Allocation Period, determined in accordance with Code Section 703(a) (for purposes of such determination, all items of income, gain, loss or deduction required to be stated separately under Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(i)    Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses under this definition of “Profits” and “Losses” will be added to taxable income or loss;

(ii)    Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures under Treasury Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses under this definition of “Profits” and “Losses” will be subtracted from taxable income or loss;

(iii)    If the Gross Asset Value of any Partnership asset is adjusted under clauses (ii) or (iii) of the definition of Gross Asset Value, the amount of the adjustment will be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of the asset and will be taken into account for purposes of computing Profits or Losses;

(iv)    Gain or loss resulting from any disposition of property of the Partnership with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v)    In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account Depreciation for the Allocation Period, computed in accordance with the definition of Depreciation;

(vi)    To the extent an adjustment to the adjusted tax basis of any Partnership asset under Code Section 734(b) is required, under Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a ‘Partner’s interest in the Partnership, the amount of the adjustment will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the such basis) from the disposition of the asset and will be taken into account for purposes of computing Profits or Losses; and

(vii)    Notwithstanding any other provision of this definition, any items that are specially allocated under Section 11(c) and Section 11(d) will not be taken into account in computing Profits or Losses.

The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated under Section 11(c) or Section 11(d) will be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi).

“Regulatory Allocations” is defined in Section 11(d).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.